SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section
                        14(a) of the Securities Exchange
                          Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to "240.14a-12

                     Penn Engineering & Manufacturing Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

                .......................................................

        2)      Aggregate number of securities to which transaction applies:

                .......................................................

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                .......................................................

        4)      Proposed maximum aggregate value of transaction:

                .......................................................

        5)      Total fee paid:

                .......................................................

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:

                 .......................................................

        2)       Form, Schedule or Registration Statement No.:

                 .......................................................

        3)       Filing Party:

                 .......................................................

        4)       Date Filed:

                 .......................................................

                     PENN ENGINEERING & MANUFACTURING CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, APRIL 25, 2002

TO THE STOCKHOLDERS OF PENN ENGINEERING & MANUFACTURING CORP.:

     The Annual Meeting of Stockholders of Penn Engineering & Manufacturing Corp. (the "Company") will be held on Thursday, April 25, 2002, at 2:00 p.m., local time, at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, for the following purposes:

          1. To elect three Class B Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2005 and until their successors are duly elected;

          2. To consider and vote upon a proposal to elect Ernst & Young LLP as auditors for the Company for its 2002 fiscal year; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement, or continuation thereof.

     The Board of Directors has fixed the close of business on March 1, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 2001 is being mailed to the stockholders together with this Notice.

     If you do not expect to attend the Annual Meeting in person, please fill in, sign, date, and return the enclosed form of proxy in the enclosed envelope to First Union National Bank.

                                        By Order of the Board of Directors,


                                        Kenneth A. Swanstrom
                                        Chairman of the Board
Date:  March 15, 2002

                     PENN ENGINEERING & MANUFACTURING CORP.


                               -------------------

                                 PROXY STATEMENT

                               -------------------


     This Proxy Statement and the accompanying form of proxy, which are first being mailed to stockholders on or about March 15, 2002, are furnished in connection with the solicitation by the Board of Directors of Penn Engineering & Manufacturing Corp. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, April 25, 2002, at 2:00 p.m., local time, and at any adjournment, postponement, or continuation thereof, at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, which is also the address of the Company's principal executive offices.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted for the election of the nominees for Class B Director named below and in favor of the election of Ernst & Young LLP as auditors for the Company for its 2002 fiscal year. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will reimburse brokers, nominees, fiduciaries, and custodians, and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     The Company has two classes of common stock: common stock, par value $.01 per share ("common stock"), and Class A common stock, par value $.01 per share ("Class A common stock"). Holders of record of both classes of common stock at the close of business on March 1, 2002 will be entitled to notice of and to attend the Annual Meeting, but only holders of Class A common stock of record at the close of business on March 1, 2002 will be entitled to vote at the Annual Meeting. As of March 1, 2002, the Company had outstanding 3,350,164 shares of Class A common stock. Each share is entitled to one vote. Cumulative voting rights do not exist with respect to the election of directors. For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares of Class A common stock represented in person or by proxy at the Annual Meeting.

     As of March 1, 2002, certain stockholders, listed in the table herein under "Beneficial Ownership of Common Stock and Class A Common Stock," beneficially owned in the aggregate 1,787,240 shares, or approximately 53.3%, of the Company's outstanding Class A common stock. Such stockholders have advised the Company that they will vote their shares for the election of Kenneth A. Swanstrom, Mark W. Simon, and John J. Sickler as Class B Directors and for the election of Ernst & Young LLP as the Company's auditors for its 2002 fiscal year. Accordingly, Messrs. Swanstrom, Simon, and Sickler will be elected as Class B Directors, and Ernst & Young LLP will be elected as auditors for the Company for its 2002 fiscal year, regardless of the votes of the Company's stockholders other than those listed in such table.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK AND
                              CLASS A COMMON STOCK

     The following table sets forth, as of March 1, 2002, the amount and percentage of the Company's outstanding common stock and Class A common stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding common stock or Class A common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.


                                                                                                SHARES OF         PERCENT OF
                                                         SHARES OF           PERCENT OF          CLASS A          OUTSTANDING
                                                        COMMON STOCK         OUTSTANDING       COMMON STOCK         CLASS A
                                                        BENEFICIALLY           COMMON          BENEFICIALLY         COMMON
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                  OWNED (1)            STOCK (1)          OWNED (1)         STOCK (1)
---------------------------------------                  --------             --------           ---------         ---------

5% HOLDERS:

Kenneth A. Swanstrom (2)                                 1,749,828              12.4%            810,776             24.2%
P.O. Box 1000
Danboro, PA  18916

Daryl L. Swanstrom (3)                                     730,324               5.2             750,964             22.4
P.O. Box 2309
Peachtree City, GA  30269

Thomas M. Hyndman, Jr. (4)                               1,320,640               9.4             594,748             17.8
c/o Duane Morris LLP
4200 One Liberty Place
Philadelphia, PA  19103-7396

PNC Bank, National Association (5)                         960,982               6.9             548,394             16.4
398 North Main Street
Doylestown, PA  18901

Royce & Associates, Inc. (5)                               983,400               7.0             356,700             10.6
1414 Avenue of the Americas
New York, NY  10019

Private Capital Management, Inc. (5)                     3,166,774              22.6                  --               --
8889 Pelican Bay Blvd.
Naples, FL 34108

T. Rowe Price Associates, Inc. (5)                         230,400               1.6             300,200              9.0
100 East Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP (5)                     707,700               5.1                  --               --
75 State Street
Boston, MA  02109



                                                                                                SHARES OF         PERCENT OF
                                                         SHARES OF           PERCENT OF          CLASS A          OUTSTANDING
                                                        COMMON STOCK         OUTSTANDING       COMMON STOCK         CLASS A
                                                        BENEFICIALLY           COMMON          BENEFICIALLY         COMMON
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                  OWNED (1)            STOCK (1)         OWNED (1)          STOCK (1)
---------------------------------------                  ---------            ---------         ---------          ---------
DIRECTORS (6):

Martin Bidart (7)                                           77,714                 *                 200                *

Willard S. Boothby, Jr. (8)                                  9,900                 *                 800                *

Lewis W. Hull (9)                                           21,500                 *               4,000                *

Maurice D. Oaks (8)                                          8,500                 *                  --                *

John J. Sickler                                                 --                --                  --               --

Mark W. Simon (10)                                          77,839                 *                 200                *

Charles R. Smith (8)                                         7,500                 *                  --               --

EXECUTIVE OFFICERS (11):

Raymond L. Bievenour (12)                                   74,294                 *                 200                *

Francis P. Wilson (13)                                      54,468                 *                  --               --

All Executive Officers and                               3,382,203              23.1           1,794,080             53.6
Directors as a Group
(16 persons) (14)



----------
*Less than 1%.

(1) Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of securities if such person has, or shares, "voting power" which includes the power to vote, or to direct the voting of, such securities or "investment power" which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of common stock and Class A common stock of the Company over which the above-named persons individually or together share voting power or investment power.

(2) Mr. Swanstrom has sole voting and dispositive power with respect to 1,171,146 shares of common stock and 487,882 shares of Class A common stock, of which 22,602 shares of common stock and 7,534 shares of Class A common stock are owned by Mr. Swanstrom's wife, and 107,500 shares of common stock are purchasable under currently exercisable stock options. Mr. Swanstrom disclaims beneficial ownership of the shares owned by his wife. Mr. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 578,682 shares of common stock and 322,894 shares of Class A common stock.

(3) Mrs. Swanstrom has sole voting and dispositive power with respect to 191,586 shares of common stock and 595,750 shares of Class A common stock, of which 7,500 shares of common stock are purchasable under currently exercisable stock options. Mrs. Swanstrom, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 538,738 shares of common stock and 155,214 shares of Class A common stock.

(4) Mr. Hyndman has sole voting and dispositive power with respect to 11,720 shares of common stock and 1,140 shares of Class A common atock, of which 800 shares of Common Stock are owned by Mr. Hyndman's wife and 7,500 shares of common stock are purchasable under currently exercisable stock options. Mr. Hyndman disclaims beneficial ownership of the shares owned by his wife. Mr. Hyndman, as co-trustee of certain trusts, has shared voting and dispositive power with respect to 1,308,920 shares of common stock and 593,608 shares of Class A common stock.

(5) As reported by these persons as of December 31, 2001 in filings made by them with the Commission.

(6)  Excludes directors listed under "5% Holders."

(7) Of these shares, 800 shares of common stock and 200 shares of Class A common stock are owned by Mr. Bidart's wife, and 73,750 shares of common stock are purchasable under currently exercisable stock options. Mr. Bidart disclaims beneficial ownership of the shares owned by his wife.

(8) These shares include currently exercisable stock options to purchase 7,500 shares of common stock.

(9) Of these shares, 6,000 shares of common stock and 2,000 shares of Class A common stock are owned by Mr. Hull's wife, and 7,500 shares of common stock are purchasable under currently exercisable stock options. Mr. Hull disclaims beneficial ownership of the shares owned by his wife.

(10) Of these shares, 240 shares of common stock are owned by Mr. Simon's daughter, and 72,500 shares of common stock are purchasable under currently exercisable stock options. Mr. Simon disclaims beneficial ownership of the shares owned by his daughter.

(11) Excludes executive officers listed under "5% Holders" and "Directors."

(12) These shares include currently exercisable stock options to purchase 70,000 shares of common stock.

(13) These shares include currently exercisable stock options to purchase 50,000 shares of common stock.

(14) These shares include currently exercisable stock options to purchase an aggregate of 606,350 shares of common stock.


                              ELECTION OF DIRECTORS

     At the Annual Meeting, three Class B Directors will be elected to serve until the 2005 Annual Meeting of Stockholders and the election of their successors. The Class A Directors and the Class C Directors will continue in office for the remainder of their respective terms shown below. Under the Company's By-laws, the number of directors constituting the entire Board of Directors is determined by the Board of Directors, but such number may not be less than three nor more than twelve. The Board of Directors has currently fixed the number of members of the Board of Directors at ten and, immediately upon the election of Class B Directors at the Annual Meeting, at nine. Under the Company's By-laws, no person who is 70 years of age or older is eligible for election or re-election as a director unless that person is then serving as the Company's Chief Executive Officer. Any current director who is 70 years of age or older and any person elected as a director who becomes 70 years of age during his or her term of office as a director may continue to serve as a director until the expiration of the most recent term for which he or she was elected prior to reaching age 70.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the three nominees for Class B Director listed below, each of whom is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. Any vacancy on the Board of Directors for any reason may be filled by the affirmative vote of 80% of the directors then in office. The three nominees for Class B Director receiving the highest number of votes cast at the Annual Meeting will be elected. Shares held by brokers or nominees as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of the directors since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     Certain information with respect to each nominee for Class B Director, and each Class A Director and Class C Director continuing in office following the Annual Meeting, is as follows:



                          NOMINEES FOR CLASS B DIRECTOR

                                                 PRINCIPAL OCCUPATION              DIRECTOR
NAME                             AGE             FOR PAST FIVE YEARS                 SINCE         TERM EXPIRES
----                             ---             --------------------              --------        ------------
Kenneth A. Swanstrom.........    62        Chairman of the Board and                 1970              2005*
                                           Chief Executive Officer
                                           of the Company

Mark W. Simon................    63        Senior Vice President, Chief              1983              2005*
                                           Financial Officer, and
                                           Corporate Secretary
                                           of the Company

John J. Sickler (1)(4).......    60        Vice Chairman of Teleflex                 2001              2005*
                                           Incorporated, manufacturer
                                           of engineered products, since
                                           December 2000; President of
                                           TFX Equities, a wholly owned
                                           susbsidiary of Teleflex Incor-
                                           porated, from 1990 to
                                           December 2000

-----------------
*If elected at the Annual Meeting


                         DIRECTORS CONTINUING IN OFFICE

                                                 PRINCIPAL OCCUPATION              DIRECTOR
NAME                             AGE             FOR PAST FIVE YEARS                 SINCE         TERM EXPIRES
----                             ---             --------------------              --------        ------------

CLASS A DIRECTORS:

Martin Bidart................    65        President and Chief Operating             1998              2004
                                           Officer of the Company
                                           since August 1998; Vice
                                           President - Manufacturing
                                           of the Company from
                                           August 1990 to July 1998

Maurice D. Oaks (1)(2).......    68        Retired; Former Vice President            1994              2004
                                           of Worldwide Operations
                                           Planning of Bristol-Myers
                                           Squibb

Charles R. Smith (2)(3)......    57        Professor and Chairman of                 1997              2004
                                           the Mechanical Engineering
                                           Department of Lehigh
                                           University



                                                 PRINCIPAL OCCUPATION              DIRECTOR
NAME                             AGE             FOR PAST FIVE YEARS                 SINCE         TERM EXPIRES
----                             ---             --------------------              --------        ------------
CLASS C DIRECTORS:

Willard S. Boothby, Jr. .....    80        Former Managing Director,                 1984              2003
(2)(3)(5)                                  PaineWebber Incorporated,
                                           brokerage services

Thomas M. Hyndman, Jr. (1)...    77        Of Counsel, Duane Morris                  1974              2003
                                           LLP, attorneys and counsel
                                           to the Company

Daryl L. Swanstrom (3)(6)....    55        President, Spyraflo, Inc.,                1987              2003
                                           manufacturer of miniature
                                           self-aligning sleeve
                                           bearings and linear slides


----------------
(1) Member of the Audit Committee. The Audit Committee is appointed annually by the Board of Directors to recommend the selection of independent auditors, review the scope and results of the audit, review the adequacy of the Company's accounting, financial, and operating controls, and related matters. During 2001, the Audit Committee held three meetings. See "Report of the Audit Committee."

(2) Member of the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors to recommend to the Board of Directors remuneration for senior management, adoption of compensation plans in which officers are eligible to participate, and related matters. The Compensation Committee also administers the Company's 1996 Equity Incentive Plan, the Company's 1996 Employee Stock Purchase Plan, the Company's 1998 Stock Option Plan for Non-Employee Directors, and the Company's 1999 Employee Stock Option Plan. During 2001, the Compensation Committee held one meeting.

(3) Member of the Nominating Committee. The Nominating Committee is appointed annually by the Board of Directors to recommend to the Board of Directors nominees for election as directors of the Company. During 2001, the Nominating Committee held one meeting.

(4)  Mr. Sickler is also a director of Microlog Corporation.

(5)  Mr. Boothby is also a director of The Glenmede Fund, Inc.

(6) Mrs. Swanstrom is the widow of Kenneth A. Swanstrom's brother, Lawrence W. Swanstrom.


     Under the Company's By-laws, Lewis W. Hull, a director of the Company since 1974, is not eligible to stand for re-election, and his service as a director will cease upon the election of the nominees for Class B Director at the Annual Meeting.

     During 2001, the Company's Board of Directors held eight meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such director served during 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company in each of the last three years to the Company's Chief Executive Officer and the four other most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                   ----------
                                                        ANNUAL COMPENSATION        SECURITIES
                                                        -------------------        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY ($)       BONUS ($)    OPTIONS (#)       COMPENSATION ($)
---------------------------                ----      ----------       ---------    -----------       ----------------
Kenneth A. Swanstrom, Chairman and         2001       $470,000              --         40,000            $19,975(1)
  Chief Executive Officer..............    2000        409,813        $251,728         20,000             19,725
                                           1999        395,000         176,150         15,000             18,925


Martin Bidart, President and               2001        338,000              --         35,000             19,675(1)
  Chief Operating Officer..............    2000        269,750         128,873         17,500             19,725
                                           1999        260,000          90,181         10,000             18,225


Mark W. Simon, Senior Vice President,      2001        240,000              --         30,000             19,975(1)
  Chief Financial Officer, and             2000        217,675         104,090         15,000             19,725
  Corporate Secretary..................    1999        210,000          72,839         10,000             18,925


Francis P. Wilson, Vice President and      2001        220,000              --         20,000             17,000(1)
  President - PEM Fastening Systems....    2000        184,675          75,624         20,000             17,000
                                           1999        178,000          52,919         20,000             16,000


Raymond L. Bievenour, Vice President -     2001        205,000              --         20,000             17,000(1)
  Business Development                     2000        188,625          77,324         20,000             17,000
                                           1999        182,000          54,109         20,000             16,000


-----------------
(1) Includes Company contributions of $17,000 in 2001 to the Company's Profit-Sharing Plan for each named executive officer. The amounts set forth were expended during the Company's 2001 fiscal year for financial reporting purposes under the Company's Profit-Sharing Plan, which covers substantially all of its United States eligible employees, including officers, whose length of employment qualified them to participate. The Company's contribution to the Profit-Sharing Plan for each year is allocated among the participants in proportion to their compensation for that year. Also included in these amounts are directors fees of $2,975 paid to Mr. Swanstrom, $2,675 paid to Mr. Bidart, and $2,975 paid to Mr. Simon for meetings attended during 2001.

     The following table sets forth information with respect to options granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2001.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                         INDIVIDUAL GRANTS
                          ----------------------------------------------------------------------------------------------------
                          NUMBER OF SECURITIES     % OF TOTAL OPTIONS
                           UNDERLYING OPTIONS     GRANTED TO EMPLOYEES       EXERCISE OR     EXPIRATION       GRANT DATE
NAME                         GRANTED (#)(1)          IN FISCAL YEAR       BASE PRICE ($/SH)     DATE      PRESENT VALUE ($)(2)
----                         --------------          --------------       -----------------  -----------  --------------------

Kenneth A. Swanstrom.....        40,000                   8.5%                 $16.58          12/5/11         $183,600

Martin Bidart............        35,000                   7.4                   16.58          12/5/11          160,650

Mark W. Simon............        30,000                   6.3                   16.58          12/5/11          137,700

Francis P. Wilson........        20,000                   4.2                   16.58          12/5/11           91,800

Raymond L. Bievenour.....        20,000                   4.2                   16.58          12/5/11           91,800



---------------

(1) All shares underlying options are shares of common stock. Each option becomes exercisable in increments of 25% of the shares underlying such options commencing on the first, second, third, and fourth anniversaries of the date of the option grant.

(2) The Black-Scholes model, a widely used and accepted formula for valuing traded stock options, was used to determine the grant date present value of the stock options. The Black-Scholes value used in this table is the same value used to report the expense associated with stock options in the Company's audited financial statements in accordance with FAS 123. The following assumptions were used to calculate the Black-Scholes value: an expected life of six years, 30.0% stock price volatility, 4.4% risk-free rate of return, annual dividend yield of 2.0%, and an exercise price equal to stock price on the date of grant. The Company has used the historical annual dividend yield and stock price volatility rate as assumptions for the Black-Scholes model. The use of these assumptions is not a guarantee that these assumptions will be the actual annual dividend yield or stock price volatility rate over the next six years. There is no gain to executives, however, if the per share market price of the Company's common stock does not increase or declines.


     The following table sets forth information with respect to options held at December 31, 2001 by the persons named in the Summary Compensation Table.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES (1)

                                          NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                                          OPTIONS AT FY-END (#)                  AT FY-END ($)(2)
                                          ---------------------                  ----------------
NAME                               EXERCISABLE      UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----                               -----------      -------------       -----------       -------------
Kenneth A. Swanstrom..........       107,500           92,500            $535,313           $110,863

Martin Bidart.................        73,750           76,250             356,875             75,325

Mark W. Simon.................        72,500           67,500             356,875             74,475

Francis P. Wilson.............        50,000           50,000             205,625             72,775

Raymond L. Bievenour..........        70,000           50,000             356,875             72,775


---------------
(1) No options were exercised by the named executive officers during the year ended December 31, 2001.

(2) Represents the difference between the aggregate exercise price and the aggregate market value of the Company's common stock as of December 31, 2001.

     The following table is representative of the annual benefits payable under the Company's qualified retirement plans to an employee currently age 65 whose annual compensation remained unchanged during the last five years of employment and whose benefits will be paid for the remainder of the employee's life.

                               PENSION PLAN TABLE

                                            YEARS OF SERVICE
                             --------------------------------------------
ANNUAL COMPENSATION             10            20          30         40
-------------------          -------       -------     -------    -------
$150,000...............      $18,420       $36,840     $55,260    $73,680
 160,000...............       19,670        39,340      59,010     78,680
 175,000 and up........       20,920        41,840      62,760     83,680

     Credited full years of service of the five officers listed in the Summary Compensation Table are as follows: Kenneth A. Swanstrom, 41 years; Martin Bidart, 11 years; Mark W. Simon, 25 years; Francis P. Wilson, 5 years; and Raymond L. Bievenour, 11 years. The covered compensation under the Pension Plan Table is that amount shown in the salary and bonus columns of the Summary Compensation Table. The amounts shown in the Pension Plan Table do not reflect any deduction for social security or other offset amounts. Benefits are subject to maximum limitations under the Internal Revenue Code of 1986, as amended. Therefore, with regard to 2001 the maximum salary that can be recognized under the plan is $170,000 and the maximum annual benefit at age 65 is limited to $140,000. The foregoing Pension Plan Table may be used for all five officers, except for Kenneth A. Swanstrom, who is entitled to a higher benefit due to plan provisions protecting prior accrued benefits. Mr. Swanstrom's projected annual benefit at age 65, after 44 years of service, is $108,854.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's executive compensation policies are intended to focus the executive's attention and efforts on the attainment of Company goals, reward the executive for the successful attainment of those goals, provide a total compensation package that is competitive with the market for executives of similar experience and expertise, and create a feeling of shared destiny among the executives, all other employees, and the Company's stockholders.

     The compensation paid to the Company's executive officers, including its Chief Executive Officer and the four other highest paid officers (the "Named Executive Officers") consisted of a base salary, an annual bonus determined in accordance with the provisions of a formal incentive plan (the "Management Incentive Plan") originally adopted for the year 1992 and amended thereafter from time to time, and non-qualified stock options as part of the 1996 Equity Incentive Plan and the 1999 Employee Stock Option Plan. These plans cover all employees and officers of the Company, including the Named Executive Officers. The executive officers also are participants in the Company's Profit-Sharing Plan, its pension plan, and its various fringe benefit programs.

     The annual salaries of the Named Executive Officers for fiscal year 2001 were determined in the month of December 2000. In determining the annual salary for each of the executive officers of the Company, including the Named Executive Officers, the Compensation Committee sought to establish salaries that were fair and competitive with those paid by comparable organizations and that fairly reward the executive officers for their performance and the Company's performance. In determining the annual salary of each of the Named Executive Officers, other than the Chief Executive Officer, the evaluation of their performance by the Chief Executive Officer is considered, and each position is measured against the knowledge and problem-solving ability required to fulfill the assigned duties and responsibilities of such position and the officer's impact upon the operations and profitability of the Company.

     The same considerations were taken into account in establishing the Chief Executive Officer's salary for 2001, except that the Committee did not have the recommendation of the Chief Executive Officer.

     The salary increases approved by the Board of Directors in December 2000 for the Named Executive Officers were as follows: Mr. Swanstrom, 14.7%; Mr. Bidart, 25.3%; Mr. Simon, 10.2%; Mr. Bievenour, 8.6%; and Mr. Wilson, 19.1%.

     Payments to the Named Executive Officers under the Management Incentive Plan are determined by three factors, which combined are used to determine the amount of the annual bonus. The first factor, with a weighting of 40%, compared the Company's 2001 consolidated net income with its 2001 Business Plan consolidated net income. The second factor, with a weighting of 40%, compared the Company's 2001 consolidated net sales with its 2001 Business Plan consolidated net sales. The third factor, with a weighting of 20%, compared the Company's 2001 return on net assets with its 2001 Business Plan return on net assets. The target bonus for the Chief Executive Officer is 45% of base salary. The target bonus for the Chief Operating Officer and the Chief Financial Officer is 35% of their respective base salaries. The other executive officers have a target of 30% of their respective base salaries. The relationship of the Company's 2001 actual results to the 2001 Business Plan targets can cause the annual bonus to range from zero to 150% of the targeted amount. The consideration of earnings before interest and taxes is the most significant factor in determining the annual bonuses paid to all other salaried and hourly workers under the employee incentive plan. Consolidated net income is the most significant factor in determining the annual bonuses paid to the executive officers. These two measures of earnings extend a common thread in the standard of measure for both executive officers' and other employees' annual bonuses.

     No bonuses were paid to the Chief Executive Officer or any Named Executive Officer for 2001 because the Company's 2001 consolidated net income was less than 90% of the 2001 Business Plan consolidated net income as a result primarily of the impact of the economic slowdown in the United States on the Company's customers.

     In determining the 2001 grants of stock options under the 1996 Equity Incentive Plan and the 1999 Employee Stock Option Plan, the Compensation Committee took into account the various factors (described above) considered in determining the annual salaries of the Named Executive Officers, as well as the recommendations of the independent consultant that assisted in the creation of the plans. In 2001, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer were granted non-qualified options to purchase 40,000 shares, 35,000 shares, and 30,000 shares, respectively, of the Company's common stock. Each of the other Named Executive Officers was granted non-qualified options to purchase 20,000 shares of the Company's common stock.

     The Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Chief Executive Officer and the Named Executive Officers under the provisions of Section 162(m) given their current compensation levels. The Committee intends to take necessary steps to conform the Company's policies with respect to the executive compensation in order to comply with the provisions of Section 162(m) if and at such time as the deductibility thereof becomes affected by such provisions.

                                     Respectfully submitted by
                                     the Compensation Committee
                                     of the Board of Directors

                                     Maurice D. Oaks, Chairman
                                     Willard S. Boothby, Jr.
                                     Charles R. Smith
January 31, 2002

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's common stock with the S&P 600(R) SmallCap Index and the following combined Standard & Poor's line-of-business indices (the "S&P Indices"): Electronics-Semiconductor Companies; Electronics-Instrumentation Companies; Office Equipment Companies; and Communications Equipment Manufacturers. The S&P Indices consist of companies that are representative of the lines of business that generate the major portion of the Company's revenues.




                 [TOTAL SHAREHOLDER RETURNS LINE GRAPH OMITTED]




     [In the printed version of this document, a line graph appears which depicts the following plot points:]



                                          BASE                           INDEXED RETURNS
                                         PERIOD                            YEAR ENDING
COMPANY NAME/INDEX                       DEC 96     DEC 97       DEC 98       DEC 99      DEC 00      DEC 01
------------------------------------------------------------------------------------------------------------
Penn Engineering & Manufacturing
  Corp.-PNN/PNNA...................       100       119.24       113.35       119.69      185.46      179.64
S&P 600(R)SmallCap Index...........       100       125.58       123.95       139.32      155.76      165.94
S&P Indices........................       100       126.74       191.77       302.81      217.63      161.73


------------------
(1) The comparisons of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1996 in each of the Company's common stock, the S&P 600(R) SmallCap Index, and the S&P Indices with the investment weighted on the basis of market capitalization.


DIRECTOR COMPENSATION

     In 2001, the Company's non-employee directors each received an annual retainer of $25,000 plus a fee of $1,000 for each meeting attended in person, $500 for each meeting attended by teleconference, and reimbursement for travel expenses. Employees who are directors of the Company each received a fee of $250 for each meeting attended in person and $125 for each meeting attended by teleconference. Members of the Audit Committee, the Compensation Committee, and the Nominating Committee each received a fee of $750 for each meeting attended in person, $375 for each meeting attended by teleconference, plus reimbursement for travel expenses. The Chairman of each committee also received an additional annual retainer of $2,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than 10% of either class of the Company's common stock, file reports of ownership and changes in ownership with the Commission. Based solely on the Company's review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that, during the period January 1, 2001 through December 31, 2001, all reports required to be filed by these persons were timely filed.

                              ELECTION OF AUDITORS

     Ernst & Young LLP served as the Company's auditors for the Company's year ended December 31, 2001. Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Ernst & Young LLP as auditors for the Company for its 2002 fiscal year. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Company or its subsidiaries. Election of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy at the Annual Meeting.

     A representative of Ernst & Young LLP will attend the Annual Meeting. This representative will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to any appropriate questions presented by the stockholders at the Annual Meeting.

AUDIT FEES

     Ernst & Young LLP's fees for the December 31, 2001 annual audit, including fees for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q, were $291,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2001.

ALL OTHER FEES

     Fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2001 for all other non-audit services rendered to the Company, including tax-related services, totaled $422,000.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process, and the process for monitoring compliance with laws and regulations. Each of the Audit Committee members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards as well as the financial literacy requirements thereof. The Board adopted a written charter for the Audit Committee on July 26, 2000.

     Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Ernst & Young LLP matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of the Company's financial reporting, as required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees, as amended).

     The Audit Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee discussed with Ernst & Young LLP their independence from the Company and considered the compatibility of the non-audit services rendered with Ernst & Young LLP's independence.

     On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and be filed with the Commission.

     This report of the Audit Committee shall not be deemed proxy solicitation material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                       Submitted by the Audit Committee
                                       Of the Board of Directors:

                                       Thomas M. Hyndman, Jr., Chairman
                                       Maurice D. Oaks
                                       Lewis W. Hull
                                       John J. Sickler

January 31, 2002

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for its fiscal year ended December 31, 2001 is being mailed to the Company's stockholders with this Proxy Statement.

                              STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2003 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 5190 Old Easton Road, Danboro, Pennsylvania 18916, not later than November 15, 2002.

     Pursuant to Section 6 of the Company's By-laws, if a stockholder wishes to present at the Company's 2003 Annual Meeting of Stockholders (i) a proposal relating to nominations for and election of directors or (ii) a proposal relating to a matter other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the Commission, the stockholder must comply with the provisions relating to stockholder proposals set forth in the Company's By-laws, which are summarized below.

     Written notice of any such proposal containing the information required under the Company's By-laws, as described herein, must be delivered in person, by first class United States mail postage prepaid or by reputable overnight delivery service to the Company's Secretary at the Company's principal executive offices at 5190 Old Easton Road, Danboro, Pennsylvania 18916 during the period commencing on November 15, 2002 and ending on December 15, 2002.

     A written proposal of nomination for a director must set forth (a) the name and address of the stockholder who intends to make the nomination (the "Nominating Stockholder"), (b) the name, age, business address, and, if known, residence address of each person so proposed, (c) the principal occupation or employment of each person so proposed for the past five years, (d) the qualifications of the person so proposed, (e) the number of shares of capital stock of the Company beneficially owned within the meaning of the Commission's Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (f) a description of any arrangement or understanding between each person so proposed and the Nominating Stockholder with respect to such person's proposal for nomination and election as a director and actions to be proposed or taken by such person as a director, (g) the written consent of each person so proposed to serve as a director if nominated and elected as a director, and (h) such other information regarding each such person as would be required under the proxy solicitation rules of the Commission if proxies were to be solicited for the election as a director of each person so proposed.

     Only candidates nominated by stockholders for election as a member of the Company's Board of Directors in accordance with the By-law provisions summarized herein and who satisfy the qualification requirements described under "Election of Directors" above will be eligible to be considered for election as a member of the Company's Board of Directors at such meeting of stockholders, and any candidate proposed by a stockholder not nominated in accordance with such provisions or not satisfying such qualification requirements will not be considered or acted upon for election as a director at such meeting of stockholders.

     A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy solicitation rules of the Commission if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders.

     Only stockholder proposals submitted in accordance with the By-law provisions summarized above will be eligible for presentation at the 2003 Annual Meeting of Stockholders, and any matter not submitted to the Company's Board of Directors in accordance with such provisions will not be considered or acted upon at the 2003 Annual Meeting of Stockholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                       By Order of the Board of Directors,


                                       Kenneth A. Swanstrom
                                       Chairman of the Board
March 15, 2002

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                     PENN ENGINEERING & MANUFACTURING CORP.
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

     The undersigned hereby constitutes and appoints Kenneth A. Swanstrom and Thomas M. Hyndman, Jr., and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Penn Engineering & Manufacturing Corp. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Building 3, 5190 Old Easton Road, Danboro, Pennsylvania 18916, on Thursday, April 25, 2002, at 2:00 p.m., and at any adjournment, postponement, or continuation thereof, as follows:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                                                    PLEASE MARK YOUR   |-----|
                                                    VOTES LIKE THIS IN |  X  |
                                                    BLUE OR BLACK INK  |-----|


                                                                  WITHHOLD
1. ELECTION OF CLASS B DIRECTORS                       FOR        AUTHORITY
   Nominees:                                         |-----|      |-----|
                                                     |     |      |     |
   Kenneth A. Swanstrom                              |-----|      |-----|
   Mark W. Simon
   John J. Sickler


INSTRUCTION: TO WITHHOLD AUTHORITY FOR A NOMINEE, WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED:

-------------------------------------------------------

2. APPROVAL OF AUDITORS                              FOR     AGAINST   ABSTAIN
   Proposal to elect Ernst & Young                 |-----|   |-----|   |-----|
   LLP as the Company's auditors                   |     |   |     |   |     |
   for 2002                                        |-----|   |-----|   |-----|

----------------------------------------------------------
SHARES OF CLASS A COMMON STOCK

MARK IF YOU PLAN TO ATTEND THE ANNUAL MEETING      |-----|
                                                   |     |
                                                   |-----|



3. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY
   ADJOURNMENT, POSTPONEMENT, OR CONTINUATION THEREOF.

                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS B DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.


                ---------------------------------------------------------
                              Signature of Stockholder



                ---------------------------------------------------------
                              Signature of Stockholder


                Date:                                              , 2001
                     ----------------------------------------------



                NOTE: Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian, or corporate officer, please give your full title as such.


PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.